Exhibit 99.1

KalVista Pharmaceuticals Appoints Bilal Arif as Chief Operating Officer and Linea Aspesi as Chief People Officer

FRAMINGHAM, Mass. & SALISBURY, England, October 6, 2025 – KalVista Pharmaceuticals, Inc. (Nasdaq: KALV) today announced the appointments of Bilal Arif as Chief Operating Officer and Linea Aspesi as Chief People Officer, effective October 6, 2025.

“I am pleased to welcome Bilal and Linea to our leadership team as we advance the global launch of EKTERLY,” said Ben Palleiko, Chief Executive Officer of KalVista. “Their respective expertise in operations and human resources will be instrumental as we deliver on our commitment to people living with HAE.”

“I am excited to join KalVista and collaborate with such a talented team,” said Mr. Arif. “This is a pivotal time for EKTERLY, and I am focused on strengthening the operational framework to ensure people living with HAE fully benefit from this innovative therapy.”

“I am delighted to join KalVista at this important stage of the Company’s growth,” said Ms. Aspesi. “As EKTERLY expands globally, I am committed to shaping the people and organizational strategies that will support the business in achieving its ambitious goals.”

Bilal Arif is a senior biopharmaceutical operations executive with more than 25 years of experience spanning technical operations, product strategy, and manufacturing in both emerging biotech and global pharmaceutical organizations, supporting multiple global launches. He most recently served as Executive Vice President and Chief Technical Operations Officer at Sarepta Therapeutics, where he also held the role of Senior Vice President, Strategy and Technical Operations. Before joining Sarepta, Mr. Arif was Vice President of Technical Operations at Momenta Pharmaceuticals. Earlier in his career, he spent nearly a decade at Shire Pharmaceuticals, serving in senior leadership positions, including Vice President of Product Strategy and Planning, Technical Operations, and Senior Director of the External Manufacturing Group. Mr. Arif also held leadership roles in contract manufacturing at Altus Pharmaceuticals and began his career as a chemical engineer at Millipore Corporation.

Mr. Arif holds an MBA from Brown University / IE Business School, an M.S. in Biotechnology from Tufts University, and a B.Eng. in Chemical Engineering from McGill University in Canada.

Linea Aspesi is a seasoned human resources executive with more than 25 years of leadership experience across the biopharmaceutical, healthcare, and technology industries. She most recently served as Chief Administration Officer at Editas Medicine, a clinical-stage gene editing company, where she has also held the role of Chief People Officer. Previously, Ms. Aspesi was the Chief Human Resources Officer at Forma Therapeutics and Saniona, and as Vice President, Head of Human Resources and Office Management, North America, at Sobi, Inc. Earlier, she spent a decade at Sanofi Genzyme, advancing through senior human resources positions that supported industrial operations and manufacturing across North America. Ms. Aspesi began her HR career in the healthcare and technology sectors, holding roles of increasing responsibility, including those at UMass Memorial Medical Center, Brigham and Women’s Hospital, and Benchmarking Partners, Inc.

Ms. Aspesi earned her B.A. in Education from the University of Massachusetts at Amherst.

Mr. Arif and Ms. Aspesi will each be granted inducement options to purchase 100,000 shares of the Company’s common stock as inducement to their entering into employment with KalVista. The options will be granted in accordance with Nasdaq Listing Rule 5635(c)(4) as inducements material to each of Mr. Arif and Ms. Aspesi entering into employment with the Company. The options will have an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Stock Market LLC on the grant date of October 8, 2025. The options will vest over a four-year period with (i) 1/4th of the total shares subject to the options vesting on the one-year anniversary of Mr. Arif’s and Ms. Aspesi’s start date, respectively, and (ii) thereafter, 1/48th of the total number of shares underlying the options vesting on each monthly anniversary of the vesting commencement date, which is subject to Mr. Arif’s and Ms. Aspesi’s continued service through each vesting date, respectively. Each stock option has a 10-year term and is subject to the terms and conditions of the Company’s 2021 Amended and Restated Inducement Plan and a stock option agreement covering the grant.

About KalVista Pharmaceuticals, Inc.

KalVista is a global pharmaceutical company dedicated to delivering life-changing oral therapies for individuals affected by rare diseases with significant unmet needs. The KalVista team discovered and developed EKTERLY®—the first and only oral on-demand treatment for hereditary angioedema (HAE)—and continues to work closely with the global HAE community to improve treatment and care for this disease around the world. For more information about KalVista, please visit www.kalvista.com and follow us on LinkedIn, X, Facebook and Instagram.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, information relating to our business and business plans, the success of our efforts to commercialize EKTERLY® (sebetralstat), our ability to successfully obtain foreign regulatory approvals for sebetralstat, our expectations about the safety and efficacy of sebetralstat and our other product candidates, the timing of clinical trials and their results, our ability to commence clinical studies or complete ongoing clinical studies. Further information on potential risk factors that could affect our business and financial results are detailed in our filings with the Securities and Exchange Commission, including in our annual report on Form 10-K for the year ended April 30, 2025, our quarterly reports on Form 10-Q, and our other reports that we may make from time to time with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investors:

Ryan Baker

Head, Investor Relations

(617) 771-5001

ryan.baker@kalvista.com

Media:

Molly Cameron

Director, Corporate Communications

(857) 356-0164

molly.cameron@kalvista.com